UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – January 25, 2006

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WEST PHARMACEUTICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

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Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Gordon Drive, PO Box 645, Lionville, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

610-594-3319

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
See the information reported in Item 2.04 of this Current Report on Form 8-K, which is incorporated herein by reference.
Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

West Pharmaceutical Services, Inc. has outstanding $100 million of 6.81% senior notes maturing April 8, 2009, which were issued under a note purchase agreement dated April 8, 1999. West and two of its U.S. subsidiaries are borrowers under the agreement, and the noteholders are The Prudential Insurance Company of America, Great-West Life & Annuity Insurance Company, Gerlach & Co., Mutual of Omaha Insurance Company, Salkeld & Co. and Jackson National Life Insurance Company.

On January 25, 2006, West notified the noteholders of its intention to prepay the notes effective February 27, 2006. West will pay a “make whole” amount to the noteholders of approximately $6.0 million, as required by the note purchase agreement, resulting in a pre-tax charge of $0.12 per diluted share after tax, in the first quarter of 2006.

Item 7.01	Regulation FD Disclosure

West will finance the prepayment by issuing €81.5 million (approximately $100 million) of new senior unsecured notes having a weighted average maturity of just over nine years at a weighted average interest rate of 4.34%, before costs. The lower-interest notes are expected to reduce annual pre-tax financing costs by approximately $2.5 million. West has received a commitment from Prudential Investment Management, Inc. with respect to the new financing. West will account for the Euro-denominated debt as a hedge of its substantial investment in its European operations.

The information furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ John R. Gailey III
John R. Gailey III
Vice President, General Counsel and Secretary

January 31, 2006